FIRST PACIFIC ADVISORS, INC.
	11400 WEST OLYMPIC BOULEVARD - SUITE 1200 - LOS ANGELES, CALIFORNIA 90064 WRITER'S DIRECT DIAL NUMBER
	(310) 996-5458



                                                  March 9, 1998


VIA EDGAR


Filer Support
U.S. Securities and Exchange Commission
Operations Center, Stop 0-7
6432 General Green Way
Alexandria, VA 22312

Re:  Schedule 13G
     Relating to the Ownership of Mac Frugal's Bargains Close-Outs Inc.

Gentlemen:

Enclosed herewith pursuant to Rule 13d-1(b) of the Securities Exchange Act of 1934 is one (1) copy of Schedule 13G for the period ended February 28, 1998 which has been filed through the EDGAR system. No filing fee is required.

If you have any questions regarding this filing, please contact the undersigned.

                                                  Sincerely,

                                                   /s/ J. Richard Atwood

                                                  J. Richard Atwood
                                                  Senior Vice President



JRA:vb

Enclosures




















	UNITED STATES
	SECURITIES AND EXCHANGE COMMISSION
	Washington, D.C. 20549



	SCHEDULE 13G


	Under the Securities Exchange Act of 1934

	(Amendment No.     4    )*


	Mac Frugal's Bargains Close-Outs Inc.
	(Name of Issuer)

	Common Shares
	(Title of Class of Securities)

	554152108
	(CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)
 (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
















	PAGE 1 OF 4 PAGES




CUSIP No.  554152108

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               First Pacific Advisors, Inc.
               04-3118452

2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (A)  [ ]
               N/A                                      (B)  [ ]

3)  SEC USE ONLY



4)  CITIZENSHIP OR PLACE OF ORGANIZATION

               Massachusetts

                   (5)  SOLE VOTING POWER
                                                                 -0-
  NUMBER OF
   SHARES          (6)  SHARED VOTING POWER
BENEFICIALLY                                                     -0-
OWNED BY EACH
  REPORTING        (7)  SOLE DISPOSITIVE POWER
 PERSON WITH                                                     -0-

                   (8)  SHARED DISPOSITIVE POWER
                                                                 -0-

9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               -0-

10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

               N/A

11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               -0-

12) TYPE OF REPORTING PERSON*

               IA







*SEE INSTRUCTION BEFORE FILLING OUT!



	PAGE 2 OF 4 PAGES




ITEM 1(a)    NAME OF ISSUER.

               Mac Frugal's Bargains Close-Outs Inc.

ITEM 1(b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               2430 East Del Amo Blvd., Dominguez, CA  90220-6306

ITEM 2(a)    NAME OF PERSON FILING.

               First Pacific Advisors, Inc.

ITEM 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE.

               11400 West Olympic Boulevard, Suite 1200, Los Angeles, CA 90064

ITEM 2(c)    CITIZENSHIP OR PLACE OF ORGANIZATION.

               Massachusetts

ITEM 2(d)    TITLE OF CLASS OF SECURITIES.

               Common Shares

ITEM 2(e)    CUSIP NUMBER.

               554152108

ITEM 3       REPORTING PERSON.

               See Item 12 on cover page

ITEM 4       OWNERSHIP.

               See Items 5 - 11 on cover page

ITEM 5       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               First Pacific Advisors, Inc. had beneficial ownership of less than 5% of the outstanding Common Shares of Mac Frugal's Bargains Close-Outs Inc. as of February 28, 1998.

ITEM 6       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               N/A










	PAGE 3 OF 4 PAGES


ITEM 8       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               N/A

ITEM 9       NOTICE OF DISSOLUTION OF GROUP.

               N/A

ITEM 10      CERTIFICATION.



     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


	  March 9, 1998

Date


	/s/ J. Richard Atwood

Signature



	J. Richard Atwood, Senior Vice President

Name/Title



















	PAGE 4 OF 4 PAGES